Exhibit 23.2

The Board of Directors

OHH Acquisition Corporation

We are aware of the incorporation by reference in the Registration Statement No. 333-188848 on Form S-3 of XPO Logistics, Inc. of our report dated August 28, 2013 relating to the unaudited combined interim financial statements of Turbo Logistics Inc. and Turbo Dedicated Inc. for the nine-month periods ended September 30, 2012 and 2011 which appear in this Amendment No. 2 to the Current Report on Form 8-K/A of XPO Logistics, Inc. dated September 20, 2013.

/s/ Ernst & Young LLP

Nashville, TN

September 20, 2013